Exhibit 13


                               South Texas Project

                               Operating Agreement



         The parties to this Operating Agreement are the owners of the South Texas Project: CITY OF SAN ANTONIO, Texas, acting through the City Public Service Board of San Antonio, hereinafter referred to as "San Antonio;" CENTRAL POWER AND LIGHT COMPANY, a Texas corporation, hereinafter referred to as "Central;" HOUSTON LIGHTING & POWER COMPANY, a Texas corporation, hereinafter referred to as "Houston;" CITY OF AUSTIN, hereinafter referred to as "Austin" (collectively, the "Participants"); and the operator of the South Texas Project, STP NUCLEAR OPERATING COMPANY, a Texas non-profit corporation (hereinafter referred to as "Opco").
                  The parties desire to enter into this Operating Agreement to set forth the rights and obligations between Participants, on the one hand, and Opco, on the other, for the licensing, operation, maintenance, modification, decontamination and decommissioning of the South Texas Project.

                                    RECITALS

         A. San Antonio, Central, Houston and Austin have heretofore jointly licensed and constructed two nuclear-fueled electric generation facilities known as the South Texas Project and currently operate said facilities for the production of electric power and energy which is taken by each Participant in proportion to its ownership interest in such facilities.
         B. Such jointly owned facilities were licensed, constructed and operated under the terms of the Participation Agreement, dated as of July 1, 1973, as amended by three amendments thereto (which Participation Agreement, as so amended, is hereinafter referred to as the "Prior



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Agreement"). Houston served as Project Manager for all aspects of the South
Texas Project under the terms of said Prior Agreement.
         C. Contemporaneously herewith, the Participants are amending and restating the Prior Agreement (which Prior Agreement, as so amended and restated, is hereinafter referred to as the "Restated Agreement") in order: (i) to relieve Houston of its rights and obligations as Project Manager under the Prior Agreement; (ii) to transfer to Opco responsibilities for the licensing, operation and maintenance of the South Texas Project, including responsibilities for repair, modification, decontamination, decommissioning, and the construction of any additional Generating Unit(s) and support facilities that may from time to time be constructed at the South Texas Plant Site; and (iii) to amend and restate certain other terms previously contained in the Prior Agreement.
         D. Pursuant to this Operating Agreement, Opco is authorized to act on behalf of San Antonio, Central, Houston and Austin to maintain and operate the South Texas Project. Participants agree and Opco acknowledges and agrees that Participants are severally and not jointly liable for payments that are chargeable to the South Texas Project hereunder in proportion to each of Participants' respective undivided ownership interests in the Common Station Facilities and the respective Generating Units included or to be included in the South Texas Project, as applicable, as provided in the Restated Agreement, except as to payments which are required to be allocated to and paid by one or more Participants other than in proportion to the ownership interests of such Participant or Participants pursuant to the provisions of Section 9.3 of this Operating Agreement.



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                                    ARTICLE I
                                   DEFINITIONS

         In addition to the previously defined terms, the following terms when used herein, shall have the meanings specified. Terms defined in the Restated Agreement, unless otherwise defined herein, shall have the meanings indicated in that agreement.
         1.1 "Costs of Operation" means all costs of Operation and all costs of Capital Improvements and any related taxes that are incurred by Opco under or pursuant to or with respect to this Operating Agreement and attributable to the South Texas Project, including, without limitation, all overhead costs and costs of maintaining the corporate existence of Opco, all costs of all officers and employees of Opco (including, without limitation, all pension, medical, welfare and other employee benefits, compensation and welfare costs) and all obligations incurred by Opco under and pursuant to employment agreements and indemnity agreements (including, without limitation, undertakings to indemnify officers and directors pursuant to the Articles of Incorporation and Bylaws of Opco) in connection with the directors, officers, employees, agents and contractors of Opco, all costs of contracts for goods (including, without limitation, Nuclear Fuel acquired by Opco for the Participants pursuant to this Operating Agreement) or services entered into by Opco with third parties or individual Participants, all costs of claims for personal injury or death or damage to or loss or destruction of property asserted against Opco by any person or party, and all other costs of operation of Opco of whatsoever nature.



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         1.2 "Force Majeure" means any cause which by the exercise of due diligence such party could not reasonably have been expected to avoid and which by exercise of due diligence it shall be unable to overcome.
         1.3 "Operate" and its derivatives means to possess, use, maintain, repair, improve, operate, decontaminate and decommission the South Texas Project.
         1.4 "Operating Licenses" means the Facility Operating Licenses No. NPF-76 for Unit 1 of the South Texas Project and No. NPF-80 for Unit 2 of the South Texas Project and amendments thereto as issued from time to time by the NRC.
         1.5 "Participants' Approval" or "Participants' Direction" and derivatives thereof means the written approval or direction of the Owners' Committee constituting the binding action of all Participants with respect to such approval or direction under the provisions of the Restated Agreement.
         1.6 "Participant's Share" means, with respect to each item of Costs of Operation and with respect to each Participant, the share of such item of Costs of Operation which such Participant is required to bear and pay pursuant to the provisions of the Restated Agreement and this Operating Agreement.
         1.7 "South Texas Project" as used in this Operating Agreement shall have the meaning set forth in the Restated Agreement, except and excluding the Transmission Corridor, the Construction Power Line and other transmission lines owned by the respective Participants extending from the switchyard and switching facilities at the South Texas Project.



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                                   ARTICLE II
                       OPCO'S AUTHORITY AND RESPONSIBILITY
                WITH RESPECT TO OPERATION OF SOUTH TEXAS PROJECT

         2.1 Authority for Operation. Opco shall Operate the South Texas Project and shall have full control over all Operations of and making of Capital Improvements to the South Texas Project as permitted and required by, and subject to the provisions and limitations set forth in, this Operating Agreement. Without limiting the generality of the foregoing, Opco shall provide, or shall provide for, all labor, supervision, supplies, equipment and services for the operation, maintenance, repair, replacement, reconstruction, decontamination and decommissioning of all aspects of the South Texas Project in order to deliver to the Participants their respective Generation Entitlement Shares, all in accordance with the Restated Agreement (including Participants' Direction pursuant to the terms and provisions thereof), this Operating Agreement, and the terms and conditions of all applicable licenses and permits, laws and regulations, including the Operating Licenses. In carrying out its responsibilities, Opco shall have authority, subject to Participants' Direction from time to time, to take any and all action, in the Participants' names and on the Participants' behalf, necessary or desirable to obtain and maintain in effect all licenses and permits issued by the NRC or other regulatory bodies relating to the South Texas Project and to enter into agreements and make other commitments on behalf of the Participants necessary or desirable to carry out its responsibility to provide for Operation. Opco shall act on behalf of Participants in all matters related to NRC licensing of the South Texas Project and, on behalf of the Participants, shall Operate, and make Capital Improvements at, the South Texas Project in accordance with the Operating Licenses and applicable laws and regulatory



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requirements and Participants' Direction from time to time; provided that Opco shall have sole authority, as the Operator of the South Texas Project pursuant to the Operating Licenses, to make all decisions to protect public health and safety as required by the Operating Licenses and applicable laws and regulations and as are necessary to comply with applicable laws and regulations. Subject to the provisions of Sections 2.2 and 2.3 herein, in order to enable Opco fully and effectively to perform its duties hereunder, Opco shall have, and the Participants do hereby grant to Opco, subject to the terms and conditions set forth herein, the power and authority to exercise in accordance with applicable laws and Participants' Direction from time to time, the rights of the Participants under, and to execute, modify, amend, enforce or terminate, any contracts, agreements, purchase orders, licenses, permits and privileges relating to the Operation of, and making of Capital Improvements to, the South Texas Project, on behalf of the Participants.
         2.2      Limitations:  Notwithstanding Section 2.1 above:
                  A. Opco shall, except in the case of emergency or unexpected contingencies as provided in Section 5.2 or with the Participant's Approval, endeavor to avoid incurring Costs of Operation that are either materially different from or in excess of the budgeted or business plan expenditures provided for or contemplated in annual Budgets or Five Year Plans adopted and approved by Participants' Approval.
                  B. In conducting Operations or making Capital Improvements, Opco shall conform to annual Budgets and Five Year Plans adopted and approved by Participants' Approval, except in the case of emergency or unexpected contingencies as provided in Section 5.2 or unless otherwise authorized by Participants' Approval.



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                  C. Opco shall not sell, encumber or otherwise dispose of any real property or any equipment or personal property comprising the South Texas Project or acquired by Opco on behalf of Participants pursuant to this Operating Agreement for use in connection with Operation of or making Capital Improvements to the South Texas Project, except for sales, encumbrances or dispositions made in accordance with processes and procedures for which Participants' Approval has been obtained.
                  D. Participants, by exercise of Participants' Direction, shall have exclusive authority to and may direct Opco at any time to retire and decommission the South Texas Project or any Generating Unit or to operate the South Texas Project or any Generating Unit at reduced capacity, or to place the South Texas Project or any Generating Unit in a safe shutdown condition. Opco shall follow any such Participants' Direction; provided that Opco shall take any such action in a manner which it determines, in the exercise of the authority vested in Opco as the Operator under the Operating Licenses and applicable laws and regulations, is consistent with public safety and health, the Operating Licenses, and applicable laws and regulations. Further, in the exercise of the authority vested in Opco as the Operator under the Operating Licenses and applicable laws and regulations, Opco shall be authorized to Operate the South Texas Project or any Generating Unit at a reduced capacity or otherwise to place the South Texas Project or any Generating Unit in a safe shutdown condition at any time Opco determines such action is necessary to comply with the Operating Licenses and applicable laws and regulations. All costs incurred by Opco in taking any such action relating to decommissioning or shutdown of the South Texas Project or any Generating Unit shall be considered Costs of Operation.



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                  E. Opco shall conduct no business or activity other than to carry out its rights and responsibilities under and pursuant to this Operating Agreement, nor shall Opco engage in any activity seeking profit for itself. Opco shall never realize or derive a profit from the Operation of or making of Capital Improvements to the South Texas Project or otherwise under or in connection with this Operating Agreement. Opco shall not own any interest in the South Texas Project or be entitled to any electric power therefrom. Any property, of whatsoever kind or nature, which is acquired by Opco, whether for Operation, Capital Improvements or otherwise, shall be acquired for the account and benefit of the Participants and shall be owned by the Participants as tenants in common under the Restated Agreement, each Participant owning such right and interest in and bearing such share of the costs associated with such property as is provided for property of such character in the Restated Agreement.
         2.3 Third-Party Contracts. All contracts entered into by Opco pursuant to this Operating Agreement with third parties (excluding contracts with officers, employees and agents of Opco and workers' compensation insurance policies and other contracts relating to the internal affairs of Opco) in connection with the Operation of or making of Capital Improvements to the South Texas Project, including, without limitation, contracts with individual Participants, contracts for the sale, lease or acquisition of materials, inventories, supplies, spare parts, equipment, machinery, fuel, Nuclear Fuel (unless otherwise directed by Participants' Direction), or services, shall be executed by Opco as agent for and acting on behalf of the Participants and as the person designated to act for San Antonio and Austin pursuant to the cooperative purchasing program provided for in Section 2.7 hereof. Each such contract shall (a) expressly provide that the rights and interests of the Participants in and to and under such contract and in and to all



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goods and services to be provided to or acquired by Participants under or pursuant to such contracts are and shall be owned and held by Participants in undivided interests, in proportion to the respective Participant's Shares of the obligations and undertakings of the Participants pursuant to such contract, and
(b) expressly provide that the obligations and undertakings of the Participants under and in connection with such contract are several and not joint and that each Participant is and shall be liable and responsible only for its Participant's Share of such obligations and undertakings. The Participants agree to be severally bound (with each Participant being liable only for its Participant's Share of the obligations and undertakings of the Participants) by the terms of all contracts executed by Opco as authorized in this Operating Agreement (including, without limitation, any provisions that limit or protect against a third party's liability, provisions granting indemnity to third parties, and limitations or exclusions of warranties) to the same extent as if the Participants were original several signatories to such contract. In addition, if the Participants' signatures are deemed by Opco to be necessary to induce a third party to enter into such a contract, Participants agree not to unreasonably refuse to execute such contract.
         2.4 Sales and Use Taxes. Opco recognizes that some Participants may have exemptions from sales or use taxes imposed by the State of Texas or other governmental entity or authority which are not available to other Participants, and Opco agrees to take all actions necessary to assist a Participant in claiming and sustaining such exemptions. When Opco enters into a contract on behalf of Participants (or Participants execute a contract at Opco's request), Opco will make such representations and provide such certificates as are required to preserve any exemption from sales and use taxes a Participant may claim and to insure that the assessment and



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payment of any sales and use taxes due from a Participant are assessed and paid only by that Participant. Participants agree to provide Opco with sufficient exemptions or other certificates required to claim any exemptions and to provide for separate payment of sales and use taxes owed by a Participant, and Participants agree that each will be severally responsible for any expenses in connection with sustaining an exemption claimed by that Participant and the payment of any sales and use taxes attributable to the purchase of that Participant's undivided interest in any goods or services. These expenses or taxes paid by a Participant shall be disregarded in determining the relative Participant's Shares of the costs of purchasing or acquiring such goods or services under the provisions of this Operating Agreement.
         2.5      Enforcement of Rights.
                  A. Subject to the provisions of Section 2.2, and except as otherwise directed by Participants' Direction from time to time, Participants delegate to Opco the power, authority and obligation to manage on behalf of the Participants the defense, prosecution and/or settlement of disputes with third parties relating in any way to the South Texas Project; provided, however, that if any Participant is named as a party to any such dispute, it shall have the right, at its own cost, to defend any claims against it in such dispute.
                  B. Subject to Article VI, to the extent Opco incurs any liability to a third party in performing its duties under this Operating Agreement, amounts paid by Opco because of such liability and Opco's expenses in defending claims by third parties or prosecuting claims against third parties shall be considered Costs of Operation.
         2.6 Cooperative Purchasing Program. Pursuant to and as authorized by Sections 271.101 and 271.102 (Subchapter F of Chapter 271 of Title 8) of the Local Government Code of



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the State of Texas, as such Sections may be amended, revised or supplemented from time to time, San Antonio and Austin have agreed to and shall participate in a cooperative purchasing program to purchase and acquire for San Antonio and Austin, respectively, interests corresponding to their respective Participant's Shares of and in and to all supplies, fuel, Nuclear Fuel, equipment, machinery and other goods of any nature whatsoever purchased or acquired by Opco and all services of third parties (or of other individual Participants) engaged or acquired by Opco for or in connection with the Operation of and making of Capital Improvements to the South Texas Project pursuant to and as authorized and provided for in this Operating Agreement. Pursuant to Subsection 271.102(b)(1) of said Local Government Code, each of San Antonio and Austin designates Opco as the person to act under the direction of, and on behalf of San Antonio and Austin, respectively, in all matters relating to such cooperative purchasing program, subject to the right of San Antonio and Austin to change such designation if deemed appropriate.

                                   ARTICLE III
                  PARTICIPANTS' RESPONSIBILITY AND OBLIGATIONS

         3.1 Payment. Each Participant hereby severally agrees to pay Opco for its Participant's Share of Costs of Operation.
         3.2 Site Access and Control. In order for Opco to Operate South Texas Project in accordance with the Operating Licenses and other applicable regulatory requirements, the Participants, as their interests may appear, grant Opco possession and use of the property constituting South Texas Project and agree to provide Opco, its agents, employees and contractors unrestricted access to the property constituting South Texas Project and, without limitation, the other real property and the switchyard, facilities, equipment and personal property



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located on the South Texas Plant Site. As and to the extent required by either of the Operating Licenses or applicable statutes and regulations, the Participants further agree that Opco shall have authority to exercise complete control over the Exclusion Areas as defined in the Updated Final Safety Analysis Report for each Generating Unit and to determine all activities within such Exclusion Areas. The respective commitments and responsibilities of the Participants and Opco regarding the South Texas Project switchyard, substation and transmission facilities, including the Construction Power Line, are set forth in Exhibit A hereto (as same may be modified from time to time consistent with Opco's and the Participants' regulatory obligations).
         3.3      Support Services from Participants.
                  (a) Subject to paragraph 3.3(b), each Participant agrees that it will provide assistance and cooperation with Opco in Opco's discharge of its responsibilities under this Operating Agreement. Specifically, subject to paragraph 3.3(b), each Participant agrees to provide support to the South Texas Project Emergency Plan and emergency training and drills and to other activities undertaken by Opco as may be necessary from time to time to allow Opco to conduct safe, economic, and efficient operations at the South Texas Project and to otherwise carry out its responsibilities under this Operating Agreement, the Operating Licenses, and applicable laws and regulations. Such support services shall be provided in accordance with the principles described in Exhibit B hereto (as same may be modified from time to time consistent with Opco's and the Participants' regulatory obligations). The Participants agree to provide, subject to reasonable capability and availability, additional services or assistance required by Opco and hereafter agreed to by the applicable Participant in writing in connection with the



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         Operation of South Texas Project, including, without limitation, the following: (1) communications access and support, (2) transportation support, and (3) other services as may be required in order to allow Opco to conduct safe, economic and efficient operations at South Texas Project.
                  (b) If any services are to be rendered by a Participant to Opco pursuant to paragraph 3.3(a) in order to assist Opco in the discharge of its responsibilities under this Operating Agreement, such services and the amounts to be charged therefor must be described in a separate written contract hereafter agreed upon and executed by Opco and such Participant, and all costs of Opco thereunder shall be considered Costs of Operation.

          3.4 No Changes to Facilities, Procedures or Practices. So that Opco will be capable of Operating South Texas Project in accordance with the Operating Licenses and applicable regulatory requirements, the Participants agree that they will not make any changes to facilities, procedures or practices that may result in failure to comply with NRC regulations or commitments or the terms of the Operating Licenses, including, but not limited to, physical changes to the electrical transmission or distribution facilities that directly provide an off-site power supply to South Texas Project, without prior consultation with and written consent from Opco, which consent Opco shall not unreasonably withhold.

         3.5 Off-Site Power Supply. In order for Opco to operate the South Texas Project in accordance with the Operating Licenses and applicable regulatory requirements, each Participant agrees to provide off-site power to the South Texas Project through the Participant's transmission lines connecting into the South Texas Project and the Participant's interconnections with other systems through the interconnected power grid of the Electric Reliability Council of Texas, Inc.



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("ERCOT"), or its successors. Appropriate adjustments shall be made in the allocation of electric energy available to the respective Participants through the interconnected power grid of ERCOT (or any successor power grid through which the generating facilities of the Participants are interconnected) or through the South Texas Project switchyard, so as to cause each Participant to bear and provide a net percentage share of off-site power for the South Texas Project corresponding to its Plant Ownership Interest.

                                   ARTICLE IV
                                    OWNERSHIP
         4.1 Ownership of Capacity and Energy. In accordance with the provisions of the Restated Agreement, the Participants shall be and remain the owners of, and shall be entitled to all of, the Capacity and Energy from South Texas Project, with each Participant to take and receive that Participant's entire Generation Entitlement Share of all electric Power and Energy generated from the respective Generating Units.
         4.2 Plant Property. Opco shall have no ownership interest in the South Texas Project or any supplies, equipment or other property acquired in connection therewith. All such property shall be owned by the Participants as tenants-in-common in accordance with the terms of the Restated Agreement. As between Opco and the Participants, all risks associated with ownership or loss of such property and all benefits inuring from ownership shall be vested with the Participants.



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                                    ARTICLE V
                      PAYMENT; AUDIT AND INSPECTION RIGHTS

         5.1 Opco Submittals and Participant Approvals. On or before November 1 (or such other date at Participants' Direction) of each year during the term of this Operating Agreement, Opco will submit the following for Participants'
Approval: (1) annual revisions to the South Texas Project Five Year Operating/Outage and Fuel Procurement Plans; (2) annual revisions to the South Texas Project Five Year Business Plan; (3) the annual budget for Costs of Operation; and (4) the annual budget for costs of Nuclear Fuel. Opco will keep Participants timely informed and obtain Participants' Approval in advance for projects which are reasonably anticipated to cause a material change to the then current Five Year Plans or annual Budgets as previously approved by Participants' Approval. Notwithstanding the foregoing, during an emergency or other unexpected contingency, Opco is authorized to make such expenditures and take such other action, whether budgeted or not, as Opco shall determine to be reasonably necessary in order to comply with applicable laws and regulations, the Operating Licenses and any other applicable licenses or permits or otherwise to maintain the South Texas Project in a safe condition. If any such unbudgeted costs and expenditures are incurred, Opco shall promptly notify the Participants of such action, specifying the full particulars of the events giving rise to such costs and expenditures, and shall promptly submit revised annual Budgets to encompass such costs and expenditures incurred, as well as those expected to be incurred, as a result of such emergency or other unexpected event, and such costs and expenditures shall be Costs of Operation.
         5.2 Payment Obligations. If as a result of accounting or billing errors or otherwise any Participant shall at any time pay more than its Participant's Share of any Costs of Operation,



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thus resulting in allocation to and payment by one or more other Participants of less than its or their Participant's Share of such Costs of Operation, each Participant which has paid less than its Participant's Share of such Costs of Operation will, promptly upon demand, remit such deficiency to Opco, and, upon receipt thereof, Opco shall promptly transmit and refund same to the Participant who has thus paid more than its Participant's Share of such Costs of Operation. It is expressly stipulated and agreed, however, that no Participant shall have the right to require that Opco refund to such Participant, or that any other Participant pay to Opco or to such first-mentioned Participant, any overpayment of Costs of Operation made by such first-mentioned Participant unless such first-mentioned Participant shall have given written notice and demand for refund of such overpayment to Opco prior to the expiration of two years after the end of the year during which such overpayment was made.
         5.3 Payment Default. Consistent with Section 21 of the Restated Agreement and without prejudice to the rights of the non-defaulting Participants against the defaulting Participant under the Restated Agreement on account of such default, in the event any Participant fails to make any payment at the time and in the manner required by this Operating Agreement, and if none of the non-defaulting Participants elect to cover the default, Opco shall take whatever action and make whatever expenditures, whether budgeted or not, that it determines to be reasonably necessary to protect public health and safety as required by the Operating Licenses and applicable laws and regulations and to comply with applicable licenses or permits and to place and maintain the South Texas Project in a safe, shut-down condition. All Participants remain obligated to pay for these expenditures in proportion to their Generation Entitlement Shares for each affected Generating Unit. If one or more Participants default on this safe, shutdown obligation, the other Participants are obligated to increase their contributions to Opco to cover the safe, shut-down obligation default (in the proportion that their respective Generation Entitlement Shares in the affected Generating Unit bear to the aggregate Generation Entitlement Shares of all non-defaulting Participants in such Unit) without prejudice to the rights of the non-defaulting Participants against the defaulting Participant under the Restated Agreement on account of such default.
         5.4 Payment and Billing. Subject to Sections 5.1 and 5.2 above and in accordance with procedures as may be agreed upon in writing by the parties, Opco hereby agrees to furnish Participants with requests for funds to pay Costs of Operation. Each Participant shall pay its share of Costs of Operation in accordance with requests for funds submitted by Opco. Payments for the Costs of Operation in accordance with Opco's requests for funds shall be made notwithstanding the availability or lack of availability of the South Texas Project to produce Energy.
         5.5 Audit and Adjustment. Opco shall maintain books and records to support the Costs of Operation, which books and records shall be maintained by Opco for such periods of time as Participants shall direct by Participants' Direction. As soon as practical, but no later than ninety (90) days after the end of each calendar year, Opco shall prepare and deliver to each Participant a report prepared by an independent public accounting firm selected by Participants by Participants' Direction reflecting the results of an audit of the books and records of Opco. The cost of preparing such audit reports shall be Costs of Operation. Further, from time to time, any of the Participants may, at the applicable Participant's cost and expense, conduct or cause to be conducted by others, including regulatory authorities having jurisdiction, audits of the books and



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records of Opco. Such audits shall be conducted at reasonable mutually agreed upon times, with agreement not being unreasonably withheld. Opco shall credit each Participant with its Participant's Share of recoveries, whenever received, from third parties and shall charge each Participant with its appropriate share of any underpayments of Costs of Operation and promptly transmit and refund amounts received in payment of such underpayments to the Participant or Participants who have made overpayments with respect to such Costs of Operation as provided for in Section 5.2 hereof.

                                   ARTICLE VI
                                    LIABILITY

         6.1 Release of Opco. In no event shall Opco be liable to any Participant for any direct, indirect, incidental or consequential damages, including, without limitation, damages for loss of profits or loss of use or cost of replacement power, and each Participant hereby releases Opco for any damages arising out of Opco's performance or failure to perform this Operating Agreement. The parties recognize that Opco is a nonprofit corporation formed, controlled and financed by the Participants solely for the purpose of acting on behalf of Participants in carrying out the responsibilities which are described herein. Opco does not assume liability or responsibility to the Participants for loss, cost or expense that may be suffered by any Participant as a result of any action or inaction of Opco; provided, however, that nothing herein shall relieve any person or party other than Opco from any responsibility to Opco or to the Participants, whether assumed by contract or by operation of law.
         6.2 Indemnity. The Participants shall severally, each to the extent only of its Participant's Share, protect, indemnify and hold Opco free and harmless from and against any and



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all damages, liabilities, claims, demands, causes of action, suits or other proceedings (including all costs in connection therewith and in connection with the defense thereof, including attorneys' fees) of every kind and character, directly or indirectly connected with Opco's Operation of the South Texas Project or making of Capital Improvements to the South Texas Project or for any damage thereto, whether arising in or based upon tort, fraud, contract, strict liability, negligence, breach of fiduciary duty or any other theory of legal liability or as a result of fines or other penalties imposed by the NRC or other governmental authority.
         6.3 Allocations of Liability Among Participants. All losses, damages, expenses, penalties, liabilities and claims (including those in respect of property damages, personal injury, and fines or penalties imposed upon Opco by the NRC or other governmental authority) asserted by third parties against Opco in connection with, or arising out of, the Operation of or making of Capital Improvements to the South Texas Project or any portion thereof, including, without limitation, the expenses of defending against or disposing of such claims and liabilities and the costs and expenses covered by the indemnity under
Section 6.2, attributable to any property, policy, system, design or process in existence at or prior to the time that responsibility for the Operation of the South Texas Project is transferred to Opco or developed after such transfer, or which is attributable to any former employee of any Participant who is employed by Opco upon or incident to such transfer, or to any employee hired by Opco after such transfer, and which are not covered in full by insurance procured in accordance with Article VII (or any successor insurance arrangement), shall be treated as Costs of Operation.
         6.4 Scope of Indemnity and Release. EACH PARTICIPANT SEVERALLY ACKNOWLEDGES TO OPCO THAT THE PROVISIONS OF SECTIONS 6.1, 6.2 AND 6.3



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HEREOF WHICH RELEASE OPCO OR PROVIDE FOR THE INDEMNIFICATION BY THE PARTICIPANTS
(SEVERALLY) OF OPCO ARE INTENDED BY THE PARTICIPANTS, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW FROM TIME TO TIME, TO RELEASE AND SAVE AND HOLD HARMLESS AND INDEMNIFY OPCO FROM THE CONSEQUENCES OF OPCO'S OWN NEGLIGENCE (WHETHER ORDINARY OR GROSS, SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE) AND RECKLESS OR INTENTIONAL CONDUCT OR STRICT LIABILITY OF OPCO, ANY OF WHICH ARISES OUT OF OR RELATES TO THE OPERATION OF OR MAKING OF CAPITAL IMPROVEMENTS TO THE SOUTH TEXAS PROJECT OR ANY PORTION THEREOF.

                                   ARTICLE VII
                                    INSURANCE

         With respect to the South Texas Project, Opco shall recommend and, subject to the Participants' Direction, shall procure and maintain or cause to be procured and maintained, in the name of and on behalf of the Participants, Opco, and the Participants' respective mortgagees, if required, as their respective interests may appear, protection through insurance or otherwise covering the Participants' and Opco's obligations to pay damages because of personal injury, death or property damage, including, without limitation, obligations under applicable workers' compensation laws, and protection through insurance or otherwise covering nuclear property and nuclear liability and other insurance and financial protection in accordance with customary industry practice and as necessary to comply with all applicable laws and regulations and the provisions of the Restated Agreement and applicable mortgages and credit arrangements of any of the Participants. All insurance policies obtained pursuant to this Operating Agreement shall be issued, subject to Participants' Direction, with the Participants, Opco, and the Participants' respective mortgagees, if required, as named or additional insureds or loss payees, as their interests may appear, as appropriate to the particular coverage and as directed by Participants' Direction. Opco, subject to prior Participants' Approval, shall determine the coverage limits and deductibles for any insurance policies obtained pursuant to this Operating Agreement.
         Subject to the Participants' Direction, Opco will establish necessary procedures, cooperate with the insurers and otherwise comply with requirements of the insurers to maintain coverages in effect and to obtain payment of claims recoverable under such insurance applicable to the South Texas Project.

                                  ARTICLE VIII
                              TERM AND TERMINATION

         8.1 Term. This Operating Agreement shall become effective concurrent with the Restated Agreement, and unless sooner terminated as provided hereinafter, it shall remain in effect, subject to Section 8.2 below, until all Generating Units shall have been retired and decommissioned in accordance with all applicable regulatory and governmental requirements and the parties hereto agree in writing, with agreement not to be unreasonably withheld, that all responsibilities hereunder have been fulfilled.
         8.2 Termination. This Operating Agreement may be terminated prior to the expiration of the term set forth in Section 8.1 above, subject to receipt of any and all necessary regulatory approvals, by Participants' Direction; provided that this Operating Agreement may not be terminated prior to the expiration of the term set forth in Section 8.1 unless and until a successor Operator of all Generating Units in the South Texas Project shall have been designated and selected by unanimous agreement of the Participants and shall have qualified and been designated as operator of the Generating Units pursuant to Operating Licenses issued by the NRC. Opco, as contemplated by Section 11.1 of the Restated Agreement, agrees that any and all licenses, permits, books, records, privileges or rights acquired by Opco relating to the South Texas Project shall be assigned or otherwise transferred to the Participants or as directed by Participants' Direction upon any termination of this Operating Agreement.
         8.3 Survival. The indemnification, release, and limitation of liability provisions contained in Article VI shall survive termination to the extent they pertain to events giving rise to such indemnification, release and liability that occurred during the term of this Operating Agreement. Further, it is agreed that in no event shall this Operating Agreement terminate unless all payments required to have been made by the Participants to Opco shall have been made and all necessary regulatory approval for decommissioning or transfer of responsibility for the South Texas Project shall have been obtained.

                                   ARTICLE IX
                      INFORMATION PROVIDED TO PARTICIPANTS

         9.1 Reports to Participants. Opco shall provide data and/or reports to the Participants to support Costs of Operation. Such data and reports shall be in such form, content and detail as the Participants may from time to time direct by Participants' Direction. Such data and reports shall include reports relating to all receipts and disbursements of Opco.
         9.2 Site Access. The Participants or their designees shall have access to the South Texas Project, subject to Opco's obligation to limit such access pursuant to the Operating Licenses or the applicable rules and regulations of the NRC or other regulatory authorities.

         9.3 Assistance to Individual Participants. At the request of any Participant from time to time, Opco shall provide such Participant with data and assistance as may be requested by such Participant to enable such Participant to satisfactorily discharge, as a co-owner of the South Texas Project, such Participant's responsibilities with regard to the South Texas Project, including such Participant's responsibilities to its security holders, to regulatory authorities and others. Opco shall maintain records of all direct costs and expenses incurred by Opco in providing data and assistance to a Participant pursuant to this Section 9.3. Those costs and expenses shall be included in Costs of Operation but shall be directly assigned and charged to and borne and paid solely by the particular Participant for whom such data and assistance was provided.
                                    ARTICLE X
                                 OPCO PERSONNEL

         It is contemplated that Opco will make offers of employment to substantially all the employees of Houston (who may be selected by Opco in its sole discretion) stationed at the South Texas Project who have been engaged in the operation and management of the South Texas Project as employees of Houston in its capacity as Project Manager, to become effective upon the transfer of responsibility for the Operation of the South Texas Project from Houston to Opco. All such employees of Houston who accept such offers of employment by Opco shall be discharged by Houston and shall become employees of Opco effective as of such transfer of responsibility and shall thereafter be the employees of Opco until such employment is terminated for any reason and shall not be employees, representatives or agents of any Participant, or be considered for any purpose to be acting as employees of Opco at the request of Houston or any other Participant, and shall perform services designated by Opco in accordance with Opco's rules, regulations, and safety or health procedures. Costs of any and all compensation and benefits provided by Opco to any employees of Opco (whether formerly employed by Houston or otherwise) are Costs of Operation. This Operating Agreement is not, however, intended to, nor shall it, confer any right or benefit upon any Houston employee or any other person to receive an offer of employment by or to be employed by Opco in any capacity or for any amount or nature of compensation or benefits or for any particular term.

                                   ARTICLE XI
                          SOURCE OF PAYMENTS BY AUSTIN

         11.1 It is expressly stipulated and agreed that neither Opco nor any of the other Participants nor any of their successors or assigns shall ever have the right to demand or require payment of any amount becoming due from Austin under or in connection with or pursuant to any term or provision of this Operating Agreement out of any funds raised or to be raised by taxation, or from any source whatsoever other than the sources specified in Section 11.2 below, and no such amount shall ever constitute a claim, debt, liability or general obligation of Austin required to be paid from any other revenues or assets of Austin.
         11.2 Austin covenants and agrees that any and all amounts becoming due from Austin under or in connection with or pursuant to any term or provision of this Operating Agreement shall be payable from the Revenues of the Austin Utilities Systems (as defined in Section 11.3 below) and from the proceeds of the sale of Debt Obligations hereafter issued by Austin for such purpose.

         11.3 As used in this Article XI, the following terms shall have the meanings hereinafter specified, to wit:
                  (a) Austin Utilities Systems shall mean collectively the Electric Light and Power System and the Waterworks and Sewer System.
                  (b) Debt Obligations shall mean all bonds, notes and other evidences of indebtedness for borrowed money which (i) have been or are issued, incurred or assumed by Austin pursuant to express charter or statutory authority heretofore or hereafter adopted or enacted and (ii) are payable from or secured by a lien or pledge on Revenues of the Austin Utilities Systems or of the Electric Light and Power System or the Waterworks and Sewer System.
                  (c) Electric Light and Power System shall mean the entire electric light and power plants and systems and all property of every kind appurtenant to and used or acquired in connection with said electric light and power plants and systems owned by Austin, together with all property of every kind now or hereafter owned or acquired by Austin as a part of or for use in the operation of Austin's electric light and power plants and systems; provided that, notwithstanding the foregoing, and to the extent now or hereafter authorized or permitted by law, the term "Electric Light and Power System" shall not include facilities of any kind (including any electric power generating and transmission facilities) which are declared not to be a part of the Electric Light and Power System, are not a then existing material and functioning part of the Electric Light and Power System at the time of such declaration and which are acquired or constructed by Austin, alone or in participation with others, with the proceeds from the issuance of

         "Special Facilities Bonds," which are hereby defined as being special revenue obligations of Austin which are not entitled to be paid from or secured by any liens on or pledges of any Revenues of the Austin Utilities Systems.
                  (d) Revenues shall mean, with respect to the Electric Light and Power System or the Waterworks and Sewer System, all income and revenues from the operation of the respective system, excluding refundable meter deposits, restricted gifts and grants, and income, receipts, revenues, proceeds or payments from facilities acquired or constructed with "Special Facilities Bonds."
                  (e) Waterworks and Sewer System shall mean the entire waterworks and sewer system operated and maintained by Austin for the supply, treatment and transmission of treated potable water and the collection, treatment and disposal of water- carried wastes and all property of every kind appurtenant to and used or acquired in connection with said waterworks and sewer system owned by Austin, together with all property of every kind now or hereafter owned or acquired by Austin as a part of or for use in the operation of Austin's waterworks and sewer system; provided, however, that notwithstanding the foregoing, and to the extent now or hereafter authorized or permitted by law, the term "Waterworks and Sewer System" shall not include facilities of any kind which are declared not to be a part of the Waterworks and Sewer System, are not a then existing material and functioning part of the Waterworks and Sewer System at the time of such declaration and which are acquired or constructed by or on behalf of Austin with the proceeds from the issuance of "Special Facilities Bonds," which are hereby defined as being special revenue obligations of Austin which are not entitled to be paid from or secured by any liens on or pledges of any Revenues of the Austin Utilities Systems.
                                   ARTICLE XII
                        SOURCE OF PAYMENTS BY SAN ANTONIO

         12.1 It is expressly stipulated and agreed that neither Opco nor any of the other Participants nor any of their successors or assigns shall ever have the right to demand or require payment of any amount becoming due from San Antonio under or in connection with or pursuant to any term or provision of this Operating Agreement out of any funds raised or to be raised by taxation, or from any source whatsoever other than the sources specified in Section 12.2 below, and no such amount shall ever constitute a claim, debt, liability or general obligation of San Antonio required to be paid from any other revenues or assets thereof.
         12.2 San Antonio covenants and agrees that any and all amounts becoming due from San Antonio under or in connection with or pursuant to any term or provision of this Operating Agreement shall be payable from the Revenue of the San Antonio Electric and Gas Systems and from the proceeds of the sale of Debt Obligations issued for that purpose.
         12.3 As used in this Article XII, the following terms shall have the meanings hereinafter specified, to wit:
                  (a) Debt Obligations shall mean all bonds, notes and other evidence of indebtedness for borrowed money which (i) have been or are issued, incurred or assumed by San Antonio pursuant to express charter or statutory authority heretofore or hereafter adopted or enacted and
         (ii) are payable from or secured by a lien or pledge on net Revenues of the San Antonio Electric and Gas Systems.

                  (b) Revenue shall mean all income and revenues from the operation of the San Antonio Electric and Gas Systems.
                  (c) San Antonio Electric and Gas Systems shall mean the entire electric light and power plants and systems and gas distribution system and all property of every kind appurtenant to and used or acquired in connection with said electric light and power plants and systems and gas distribution system owned by San Antonio, together with all property of every kind now or hereafter owned or acquired by San Antonio as a part of or for use in the operation of San Antonio's electric light and power plants and systems and gas distribution system.
                                  ARTICLE XIII
                                  MISCELLANEOUS

         13.1 Confidentiality. Any party may, from time to time, come into possession of information of another party that is confidential or proprietary (including, without limitation, Safeguards Information as defined in 10 C.F.R.
Part 73). Any party having any such information which another party has advised it is confidential or proprietary will not reproduce, copy, or disclose (except upon prompt and prior notification to the other party of the event precipitating such disclosure and notice to the affected parties that such disclosure is required by law) any such information in whole or in part for any purpose without the prior written consent of the other party. Safeguards Information relative to the South Texas Project shall be controlled and protected in accordance with 10 C.F.R. 73.21.
         13.2 Restricted Data. The parties agree that, unless otherwise required by law, they will not permit any person to have access to Restricted Data, as defined in 42 U.S.C. ss. 2014.y, until the Federal Office of Personnel Management shall have made an investigation and report to the NRC on the character, associations and loyalty of such person and the NRC shall have determined that permitting such person to have access to Restricted Data will not endanger the common defense and security.
         13.3 Assignment and Successors. This Operating Agreement shall not be assignable by Opco without the prior written unanimous consent of the Participants and without first obtaining all necessary regulatory approval, and any attempted assignment without such consent and approval shall be void. Any Participant that assigns or transfers its rights or interest in the South Texas Project in accordance with the terms of the Restated Agreement shall also assign a proportionate interest in this Operating Agreement and shall cause the assignee thereof to execute an agreement to be bound by the terms of this Operating Agreement as a condition to the effectiveness thereof. Subject to the preceding provisions of this Section, this Operating Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.
         13.4 Governing Law. This Operating Agreement shall be governed by the laws of the State of Texas, except as to matters exclusively controlled by the Constitution and statutes of the United States of America.
         13.5 No Delay in Payments. No disagreement or dispute of any kind between or among the parties concerning any matter, including, without limitation, the amount (if any) of any payment due from any Participant to Opco or from Opco to any Participant, as the case may be, or the correctness of any charge made or statement submitted by Opco to a Participant, or any reason, excuse or circumstance, including Force Majeure, shall permit or authorize any

Participant to delay or withhold payment of any statement or charge submitted or made by Opco to such Participant pursuant to this Operating Agreement; provided that a Participant shall not waive any rights, including its rights to conduct audits in accordance with Section 5.6 and to receive refunds of overpayments pursuant to Section 5.2, by making payments to Opco.
         13.6 Notification. Any notice, demand or request provided for or given in connection with this Operating Agreement shall be in writing and shall be delivered in person or sent by registered or certified mail, postage prepaid and return receipt requested, or transmitted in written form by electronic means to the respective parties at their applicable address specified below, and shall be deemed given when received by such addressee at its address as follows:
                  City of Austin
                  P. O. Box 1088
                  Austin, Texas  78767
                  Attention:  Director, Electric Utility Department
                  Telecopy:

                  City of San Antonio-City Public Service Board
                  P. O. Box 1771
                  San Antonio, Texas  78296-1771
                  Attention:  Office of the General Manager,
                            City Public Service Board
                             Telecopy: 210-978-3058

                  Central Power and Light Company
                  P. O. Box 2121
                  Corpus Christi, Texas  78403
                  Attention:  Office of the President
                  Telecopy:

                  Houston Lighting & Power Company
                  P. O. Box 1700
                  Houston, Texas  77251
                  Attention:  Office of the President
                  Telecopy:

                  STP Nuclear Operating Company
                  South Texas Project Electric Generating Station
                  P. O. Box 289
                  Wadsworth, Texas  77483
                  Telecopy:

Any party may, at any time, by written notice to all other parties, designate different or additional persons or different addresses for the giving of notices hereunder.
         13.7 Amendments. This Operating Agreement may be amended only by a written instrument duly executed by and delivered to all of the parties hereto and with any and all necessary regulatory approvals previously obtained.
         13.8 Relationship of Parties. The covenants, obligations and liabilities of the Participants to each other and to Opco under this Operating Agreement shall be several and not joint or collective. Each Participant shall be individually responsible for its own covenants, obligations and liabilities as herein provided. It is not the intention of the parties to create, nor shall this Operating Agreement be construed as creating, a partnership, association, joint venture or trust, as imposing a trust or partnership covenant, obligation or liability on or with regard to any one or more of the parties or as rendering the parties liable as partners or trustees. Neither Opco nor any Participant or group of Participants shall be under the control of or shall be deemed to control any other Participant or Opco, or Opco and the Participants as a group. No Participant shall be the agent of or have a right or power to bind any other Participant, and Opco shall have only such powers to act on behalf of the Participants as are expressly set forth in this Operating Agreement. If, for federal income tax purposes, this Operating Agreement and the operations hereunder are regarded as a partnership, each of the parties hereto elects to be excluded from the application of all of the provisions of Subchapter "K," Chapter 1, Subtitle "A," of the Internal

Revenue Code of 1986, as amended ("Code"), as permitted and authorized by
Section 761 of the Code and the regulations promulgated thereunder. Opco is authorized and directed to execute on behalf of each party hereto such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulations ss. 1.761. Should there be any requirement that each party hereto give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the State of Texas or any future income tax laws of the United States contain provisions similar to those in Subchapter "K," Chapter 1, Subtitle "A," of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereto shall make such election as may be permitted or required by such laws. In making the foregoing election, each party hereto states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.
         13.9 Counterparts. This Operating Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
         13.10 Force Majeure. In the event of any party being rendered unable, wholly or in part, by Force Majeure to perform any of its obligations under this Operating Agreement (other than obligations to pay amounts due and owing), upon such party giving notice and full particulars of such Force Majeure in writing or by telephone to the other parties as soon as reasonably possible after the occurrence of the cause relied upon, the obligations of the party giving such notice, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability of performance so caused, but for no longer period. Telephone notices given under the provisions of this Section 13.10 shall be confirmed in writing as soon as reasonably possible and shall specifically state full particulars of the Force Majeure, the time and date when the Force Majeure occurred, and when the Force Majeure ceased. This Operating Agreement shall not be terminated by reason of any such cause but shall remain in full force and effect. Nothing contained herein shall be construed so as to require a party to settle any strike, lockout, work stoppage or other industrial disturbance or dispute in which it may be involved. Any Participant rendered unable to fulfill any of its obligations under this Operating Agreement by reason of Force Majeure shall exercise due diligence to remove such inability with all reasonable dispatch.
         13.11 Captions. The captions and headings appearing in this Operating Agreement are inserted merely to facilitate reference and shall have no bearing upon the interpretation thereof.
         13.12 Severability. Each term, covenant and condition of this Operating Agreement is deemed to be an independent term, covenant and condition, and the obligation of any party to perform all of the terms, covenants and conditions to be kept and performed by it is not dependent on the performance by the other parties of any or all of the terms, covenants and conditions to be kept and performed by them. In the event that any of the terms, covenants or conditions of this Operating Agreement, or the application of any such term, covenant or condition shall be held invalid as to any person or circumstance by any court having jurisdiction in the premises, the remainder of this Operating Agreement, and the application of its terms, covenants or conditions to such persons or circumstances shall not be affected thereby.
         13.13 No Third-Party Beneficiaries. The parties hereto do not intend to create rights in or to grant remedies to any third party as a beneficiary of this Operating Agreement or of any duty, covenant, obligation or undertaking established therein.
         13.14 Nonwaiver. Any waiver at any time by any party of its rights with respect to a default or any other matter arising in connection with this Operating Agreement shall not be deemed a waiver with respect to any subsequent or other default or matter.
         13.15 Entire Agreement. This Operating Agreement, including Exhibits A and B, shall constitute the entire agreement between Opco and the Participants with respect to the subject matter hereof as of the date hereof, but it shall not supersede or control the separate Restated Agreement as between or among the Participants or modify the rights of the Participants thereunder as between or among the Participants. In the event of any conflict between any term or provision of this Operating Agreement and any term or provision of the Restated Agreement, then solely as between and among the Participants the terms and provisions of the Restated Agreement shall govern and control. In the event of any conflict between any term or provision of this Operating Agreement and any term or provision of Exhibit A or Exhibit B hereto, the terms and provisions of this Operating Agreement shall govern and control.

         IN WITNESS WHEREOF, the parties hereto have caused this Operating Agreement to be executed to be effective as of the Effective Date.

STP NUCLEAR OPERATING COMPANY

By:

ATTEST:


CITY OF AUSTIN, TEXAS

By:

ATTEST:


CITY OF SAN ANTONIO,
acting through the City Public
Service Board of San Antonio

By:

ATTEST:


CENTRAL POWER AND LIGHT COMPANY

By:

ATTEST:


HOUSTON LIGHTING & POWER COMPANY

By:

ATTEST: